Exhibit-99.(x)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Enzo Biochem, Inc. on Form S-8 (File No. 333-197028) of our report dated June 23, 2017 on our audits of the financial statements of Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016, and of the supplemental schedule of Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 23, 2017.

/s/EISNERAMPER LLP

Iselin, New Jersey

June 23, 2017

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